                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CAREER HOLDINGS, INC.

                              CB ACQUISITION CORP.

                                       AND

                               CAREERBUILDER, INC.

                            DATED AS OF JULY 16, 2000

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                    ARTICLE I

                                    THE OFFER

Section 1.1  The Offer........................................................2

Section 1.2  Company Actions..................................................3


                                   ARTICLE II

                                   THE MERGER

Section 2.1  The Merger.......................................................5

Section 2.2  Effective Time...................................................5

Section 2.3  Effects of the Merger............................................5

Section 2.4  Charter and By-laws; Directors and Officers......................5

Section 2.5  Conversion of Securities.........................................5

Section 2.6  Exchange of Certificates.........................................6

Section 2.7  Merger Without Meeting of Stockholders...........................8

Section 2.8  Further Assurances...............................................8

Section 2.9  Closing..........................................................8


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 3.1  Organization.....................................................9

Section 3.2  Authority........................................................9

Section 3.3  Consents and Approvals; No Violations............................9

Section 3.4  Information Supplied............................................10

Section 3.5  Interim Operations of Sub.......................................11

Section 3.6  Brokers.........................................................11

Section 3.7  Financing.......................................................11

Section 3.8  Ownership of Shares.............................................11


                               ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1  Organization, Standing and Power................................11

Section 4.2  Capital Structure...............................................12

Section 4.3  Authority.......................................................13

Section 4.4  Consents and Approvals; No Violation............................13

Section 4.5  SEC Documents and Other Reports.................................14

Section 4.6  Information Supplied............................................15

Section 4.7  Absence of Certain Changes or Events............................15

Section 4.8  Permits and Compliance..........................................16

Section 4.9  Tax Matters.....................................................16

Section 4.10  Actions and Proceedings........................................17

Section 4.11  Compensation Agreements........................................17

Section 4.12  Employee Benefits..............................................18

Section 4.13  Liabilities....................................................19

Section 4.14  Labor Matters..................................................19

Section 4.15  Intellectual Property..........................................20

Section 4.16  Title to Assets................................................21

Section 4.17  State Takeover Statutes........................................21

Section 4.18  Required Vote of Company Stockholders..........................21

Section 4.19  Brokers........................................................21

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

                                ARTICLE V

                COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Conduct of Business by the Company Pending the Merger...........21

Section 5.2  No Solicitation.................................................24

Section 5.3  Third Party Standstill Agreements...............................25


                               ARTICLE VI

                          ADDITIONAL AGREEMENTS

Section 6.1  Stockholder Meeting.............................................25

Section 6.2  Access to Information...........................................26

Section 6.3  Directors.......................................................26

Section 6.4  Fees and Expenses...............................................27

Section 6.5  Company Stock Options...........................................28

Section 6.6  Warrants........................................................29

Section 6.7  Reasonable Best Efforts.........................................29

Section 6.8  Public Announcements............................................30

Section 6.9  State Takeover Laws.............................................30

Section 6.10  Indemnification; Directors and Officers Insurance..............30

Section 6.11  Notification of Certain Matters................................31

Section 6.12  Real Estate Transfer and Gains Tax.............................31


                               ARTICLE VII

                   CONDITIONS PRECEDENT TO THE MERGER

Section 7.1  Conditions to Each Party's Obligation to Effect the Merger......32


                              ARTICLE VIII

                    TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.....................................................32
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                                      iii

Section 8.2  Effect of Termination...........................................34

Section 8.3  Amendment.......................................................34

Section 8.4  Waiver..........................................................34


                               ARTICLE IX

                           GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations and Warranties..................34

Section 9.2  Notices.........................................................34

Section 9.3  Interpretation; Certain Definitions.............................35

Section 9.4  Counterparts....................................................37

Section 9.5  Entire Agreement; No Third-Party Beneficiaries..................37

Section 9.6  Governing Law...................................................37

Section 9.7  Assignment......................................................37

Section 9.8  Severability....................................................38

Section 9.9  Enforcement of this Agreement...................................38


EXHIBITS

A       Stockholder Agreement
B       Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2000 (this "Agreement"), among Career Holdings, Inc., a Delaware corporation ("Parent"), CB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and CareerBuilder, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

       WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the Independent Committee of the Board of Directors of the Company (the "Independent Committee"), has determined that the Merger (as defined below) is advisable, fair and in the best interests of the Company and its stockholders upon the terms and subject to the conditions set forth herein, has approved the Merger, the Offer (as defined below), this Agreement and the other transactions contemplated hereby and has recommended approval of the Merger and this Agreement by the stockholders of the Company;

       WHEREAS, the respective Boards of Directors of Parent and Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

       WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares (the "Shares") of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") at a purchase price of $8.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement;

       WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per share paid in the Offer and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

       WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith Parent and certain of the stockholders of the Company are entering into Stockholder Agreements dated as of the date hereof (the "Stockholder Agreements") in the forms of the attached Exhibit A.

       NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                    THE OFFER

       Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than July 25, 2000, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The Offer shall provide for an initial expiration date on the Initial Expiration Date (as defined below). The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit B (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit B) without the consent of the Company (acting through the Independent Committee)) and subject to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company (acting through the Independent Committee), Sub shall not
(i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) if all Offer Conditions are satisfied or waived but the number of shares of Common Stock tendered pursuant to the Offer is less than 90% of the outstanding shares of Common Stock but at least 85% of the outstanding shares of Common Stock, extend the Offer on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted pursuant to clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. If at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Exhibit B) or either of the conditions set forth in paragraphs
(e) or (f) of Exhibit B shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c), (d),
(g) and (h) of Exhibit B shall then be satisfied, at the request of the Company (acting through the Independent Committee and confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Notwithstanding the prior sentence, Sub shall not be obligated to extend the Offer if at any scheduled expiration date of the Offer, (I) the Minimum Condition shall not have been satisfied, but at such scheduled expiration date the HSR Condition and all the conditions set forth in paragraphs (a), (b), (c),
(d), (e), (f), (g) and (h) of Exhibit B shall then be satisfied; and (II) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have announced and not withdrawn its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares. Subject to the Offer Conditions and so long as this Agreement has not been terminated in accordance with its terms, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act. Sub shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act.

              (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements or amendments thereto the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made (including the Transaction Statement on Schedule 13E-3), together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

              (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

              (d) Parent or Sub shall engage an information agent in connection with the Offer.

       Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present (in person or by telephone), duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer and the Merger, taking all action necessary to render the provisions of Section 203 of the DGCL (as defined below) inapplicable to the Offer, the Merger and the Stockholder Agreements, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the Merger. The Company represents and warrants that its Board of Directors has received the opinion of Credit Suisse First Boston Corporation that the proposed consideration to be received by holders of

Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in this Section 1.2(a) provided that such recommendation has not been withdrawn. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

              (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (to the extent such recommendation has not been withdrawn), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

              (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.1, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

       Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined below). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger provided such substitution does not adversely affect the Company or its stockholders. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

       Section 2.2 Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date and time of effectiveness of the Merger (not to exceed 10 days). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 2.9).

       Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

       Section 2.4 Charter and By-laws; Directors and Officers. (a) At the Effective Time, the Amended and Restated Certificate of Incorporation, as amended, of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

              (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

       Section 2.5 Conversion of Securities. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

              (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

              (ii) Each Share held in the treasury of the Company and each Share owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

              (iii) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Shares (as defined in Section 2.5(a)(iv)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share price paid in the Offer (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

              (iv) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares, withdrawal of such demands and any instruments served pursuant to the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

              (b) Each Company Stock Option (as hereinafter defined) shall be treated in accordance with Section 6.5 of this Agreement.

              (c) Each Warrant (as hereinafter defined) shall be treated in accordance with Section 6.6 of this Agreement.

       Section 2.6 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

              (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined below) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

              (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

              (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of

Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and, subject to paragraph (e), any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

              (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined below)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

              (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

       Section 2.7 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

       Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

       Section 2.9 Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as follows:

       Section 3.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

       Section 3.2 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub subject, in the case of this Agreement, to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company), this Agreement constitutes the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting the rights of creditors generally and general principles of equity.

       Section 3.3 Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this Section
3.3 have been made or satisfied, the execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stockholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement or the Stockholder Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 6.12, (vi) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigation pending or, to the knowledge of the Parent or Sub, threatened against or affecting the Parent or any of its Subsidiaries or any of its present or former officers, directors, employers, consultants, agents, or stockholders with respect to Parent or any of its Stockholders relating to the transaction contemplated by this Agreement.

       Section 3.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in
Section 6.1) will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the

Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

       Section 3.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

       Section 3.6 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

       Section 3.7 Financing. Prior to the consummation of the Offer, Parent and Sub will have available to them all funds necessary to purchase and pay for all of the Shares tendered pursuant to the Offer by stockholders of the Company.

       Section 3.8 Ownership of Shares. As of the date of this Agreement, none of Parent or any of its Subsidiaries beneficially owns any Shares.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              Except as set forth in the corresponding sections of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), the Company represents and warrants to Parent and Sub as follows:

       Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date hereof, the Company does not have any subsidiaries.

       Section 4.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $.001 per share ("Company Preferred Stock").

            (b) At the close of business on June 30, 2000:

            (i) 23,866,326 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

            (ii) no shares of Company Preferred Stock were issued and outstanding;

            (iii) no Shares were held in the treasury of the Company;

            (iv) 3,300,000 Shares were reserved for issuance under the NetStart, Inc. Stock Option Plan, as amended (the "Company Stock Option Plan"), the Company's 1999 Stock Incentive Plan, as amended (the "Company Stock Incentive Plan"), the Company's Non-Employee Director Stock Option Plan, as amended (the "Company Non-Employee Director Stock Option Plan" and together with the Company Stock Option Plan and the Company Stock Incentive Plan, the "Company Option Plans") and the Company's 1999 Employee Stock Purchase Plan, as amended (the "Company Stock Purchase Plan");

            (v) 1,294,052 Shares were reserved for issuance upon the exercise of the warrant agreement dated January 23, 1998, as amended, in favor of ADP, Inc. (the "ADP Warrant");

            (vi) 40,658 Shares were reserved for issuance upon the exercise of the warrant agreement dated December 29, 1998, as amended, in favor of PNC Bank, N.A.(the "PNC Warrant");

            (vii) 147,321 Shares were reserved for issuance upon the exercise of the warrant agreement dated March 5, 1999, as amended, in favor of NBC Multimedia, Inc.(the "NBC Warrant"); and

            (viii) 873,534 Shares were reserved for issuance upon the exercise of the warrant agreement dated May 4, 1999, as amended, in favor of Microsoft Corp. (the "Microsoft Warrant" and together with the ADP Warrant, the PNC Warrant and the NBC Warrant, the "Warrants").

            (c) Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under any of the Company Option Plans (collectively, the "Company Stock Options"), including the holder, the Company Option Plan under which the Company Stock Options were issued, date of grant, term, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable.

            (d) Except for the Company Stock Options, the Company Stock Purchase Plan and the Warrants, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity outside the ordinary course of business.

              (e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

       Section 4.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend the acceptance of the Offer by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval, if applicable. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

       Section 4.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Amended and Restated By-laws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 6.12, (vi) applicable requirements, if any, of Blue Sky Laws or the Nasdaq Stock Market, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

       Section 4.5 SEC Documents and Other Reports. The Company has filed all required documents (including proxy statements) with the SEC since March 8, 1999 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by GAAP, the Company has not, since March 8, 1999, made any change in the accounting practices or policies applied in the preparation of financial statements.

       Section 4.6 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, including information, if any, required under Rule 13e-3 of the Exchange Act, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

       Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, or, with respect to changes after the date of this Agreement, as permitted by Section 5.1, since December 31, 1999,
(A) the Company has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) the Company has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company Stock Purchase Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as defined below), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof,
(y) any granting by the Company to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof or (z) any entry by the Company into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company from that described in the Company SEC Documents filed prior to the date hereof and (F) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

       Section 4.8 Permits and Compliance. (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

              (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or purport to bind any stockholder or any Affiliated Person (as defined below) of any stockholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

       Section 4.9 Tax Matters. Except as otherwise set forth in Section 4.9 of the Company Letter, (i) the Company has filed all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as hereinafter defined) required to be paid by the Company for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete or to disclose all Taxes required to be paid would not, individually or in the aggregate have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being contested in good faith; (iii) the Company has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate have a Material Adverse Effect on the Company; (iv) the Company has not waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there are no examinations by the relevant taxing authority of Tax Returns required to have been filed by or with respect to the Company that are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; and (viii) there is no action, suit, investigation, audit, claim or assessment pending with respect to Taxes of the Company; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) the Company has not been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (xi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA") and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement; (xii) except as a result of the transactions contemplated by this Agreement, as of the date hereof, none of the net operating loss carry forwards of the Company (collectively, the "NOLs") constitute consolidated return change of ownership (CRCO) losses or "dual consolidated losses" and none of the NOLs are limited by sections 382 or 384 of the Code and the regulations thereunder.

       Section 4.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company with respect to the Company, any of the properties, assets or business of the Company or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in
Section 4.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company, or any of the properties, assets or business of the Company or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its present or former officers, directors, employees, consultants, agents or stockholders with respect to the Company, or any of the properties, assets or business of the Company relating to the transactions contemplated by this Agreement.

       Section 4.11 Compensation Agreements. Except for those listed in Section
4.2 of this Agreement or as set forth in Section 4.11 of the Company Letter, the Company is not a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this

Agreement. Except as set forth in Section 4.11 of the Company Letter, no holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company, is or will be entitled to receive cash from the Company in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section 4.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company from each officer, director or employee of the Company.

       Section 4.12 Employee Benefits. (a) Each Company Plan (as defined in
Section 4.12(c)), is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan, the Company has provided or made available to Parent a true and correct copy of (i) the three most recent annual reports (Form
5500) filed with the IRS, if applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, or the SEC relating to any outstanding controversy. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable Statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any "multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA).

              (b) Except as listed in Section 4.12(b) of the Company Letter or as accrued in the financial statements of the Company, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliate or Company Plan fiduciary could reasonably be expected to be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 4.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or other applicable law.

              (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

              (d) Section 4.12(d) of the Company Letter contains a list of all material (i) severance and employment agreements with employees of the Company,
(ii) severance programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees containing change of control or similar provisions.

              (e) Except as set forth in Section 4.12(e) of the Company Letter, the Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

              (f) No Company Plan is subject to laws outside of the United
States.

       Section 4.13 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or, with respect to liabilities incurred after the date hereof, as expressly permitted by Section 5.1, since December 31, 1999 the Company has not incurred any liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or that would not be required by GAAP to be reflected or reserved in the financial statements of the Company or in the footnotes thereto, prepared in accordance with GAAP consistent with past practices, other than in the ordinary course of business and consistent with past practices.

       Section 4.14 Labor Matters. Except as set forth in Section 4.14 of the Company Letter, the Company is not a party to any collective bargaining agreement or labor contract. The Company has not engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the

Knowledge of the Company, threatened against or affecting the Company which may interfere with the respective business activities of the Company, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

       Section 4.15 Intellectual Property. (a) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, software, computer programs, computer systems and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company as currently conducted, together with all applications currently pending or in process for any of the foregoing.

              (b) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company owns, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct of the Company's businesses. Section
4.15 of the Company Letter lists each material license or other agreement (other than agreements for generally available computer software) pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor of the Company, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent issued as of the date hereof, patent right, industrial model, invention, service mark, service mark right, copyright or trade secret of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section
4.15 of the Company Letter, the Company has not licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

       Section 4.16 Title to Assets. (a) As of the date hereof, the Company owns, and as of the Effective Time the Company will own, good and marketable title to all of their assets material to its business (excluding, for purposes of this sentence, assets held under leases or assets covered under Section 4.15 hereof), free and clear of any and all material mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 4.16 of the Company Letter.

              (b) The Company does not own any Real Estate. The leases to all Real Estate occupied by the Company which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

       Section 4.17 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so to render the restrictions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Stockholder Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements (assuming that for three years prior to the date of this Agreement, none of Parent, Sub, its "affiliates" or "associates" (as defined in Section 203 of the
DGCL) were owners of 15% or more of the outstanding voting securities of the Company). As of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

       Section 4.18 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of Shares entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

       Section 4.19 Brokers. No broker, investment banker or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company (as reflected in an agreement between Credit Suisse First Boston Corporation and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

       Section 5.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xvii) of this Section 5.1, during the period from the date of this Agreement through the election or appointment of Sub's designees pursuant to Section 6.3, the Company shall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, without the prior written consent of Parent:

              (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) issue, deliver, sell, pledge, grant, dispose of or otherwise encumber any shares of its capital stock, or authorize the issuance, delivery, sale, pledge, grant, disposition or encumbrance of any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, and (B) the issuance of shares of Company Common Stock upon exercise of the Warrants;

              (iii) amend its charter or by-laws or equivalent organizational documents;

              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

              (v) sell, lease, pledge or otherwise dispose of or encumber, or agree to sell, lease, pledge or otherwise dispose of or encumber, any of its assets with a fair market value in excess of $100,000 individually, or $500,000 in the aggregate, other than sales of inventory, products and services that are in the ordinary course of business consistent with past practice;

              (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person or entity, other than in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $100,000 individually, or $500,000 in the aggregate;

              (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company;

              (viii) except as provided in Section 6.5 or as required by applicable law, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

              (ix) except as provided in Section 6.5, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

              (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

              (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

              (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

              (xiii) settle or compromise any Tax liability in excess of $100,000;

              (xiv) settle or compromise any claims or litigation in excess of $100,000 or commence any litigation or proceedings;

              (xv) enter into or amend any (A) affiliate agreement outside the ordinary course of business consistent with past practice, or (B) agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $250,000 or more during the term thereof; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $250,000 or terminate any agreement or contract material to the Company;

              (xvi) other than as covered by clauses (v), (vi), (xii), (xiii) or
       (xiv) of this Section 5.1, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms; or

              (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

       Section 5.2 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Section 5.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Independent Committee or the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Independent Committee or the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request therefor, and subject to compliance with Section 5.2(b), furnish information with respect to the Company to the Person making the Superior Proposal and its representatives pursuant to a confidentiality agreement, in customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the Non-Disclosure Agreement (as defined below), and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any financial advisor, attorney or other advisor or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this
Section 5.2(a) by the Company.

              (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and
(iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with

Section 5.2(a), the Company shall advise Parent orally and in writing of such intention in advance of providing such information. The Company will keep Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

       Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

       Section 6.1 Stockholder Meeting. (a) The Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement and the Merger and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and the Company will, through its Board of Directors, recommend to its stockholders the approval of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

              (b) The Company shall, at Parent's request, as soon as practicable following the purchase of the Shares pursuant to the Offer, prepare and file a preliminary Proxy Statement, and, if required, any filing required under Rule 13e-3 of the Exchange Act, with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and to cooperate with Parent, Sub and their counsel in responding to any such comments. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

              (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of approval of this Agreement and the Merger.

       Section 6.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement dated June 20, 2000 between Parent and the Company (the "Non-Disclosure Agreement").

       Section 6.3 Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this
Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Amended and Restated By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the

Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

       Section 6.4 Fees and Expenses. (a) Except as provided in this Section 6.4 and Section 6.12, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

            (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

            (i) if Parent and Sub terminate this Agreement under Section 8.1(d), the Company shall pay the Expenses of Parent and the Termination Fee upon demand;

            (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand; or

            (iii) if Parent and Sub terminate this Agreement pursuant to Section 8.1(c) and at the time of any such termination a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), (x) the Company shall pay the Expenses of Parent upon demand, and
      (y) if concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

       Section 6.5 Company Stock Options. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each Company Stock Option that is outstanding as of the Effective Time to be treated in accordance with this Section 6.5(a).

            (i) As of the Effective Time, each Company Stock Option that was granted on or after January 1, 2000 (other than Company Stock Options held by nonemployee directors of the Company) shall become and represent an option (a "Substitute Parent Stock Option") to purchase shares of the common stock of Parent ("Parent Common Stock") equal in number to the shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of Company Common Stock purchasable under such Company Stock Option. Each Substitute Parent Stock Option shall in all other respects be exercisable upon, and be subject to, substantially the same terms and conditions that were applicable to the related Company Stock Option immediately prior to the Effective Time, including the vesting and exercise conditions then applicable to such Company Stock Option without regard to the transactions contemplated by this Agreement; provided, however, that shares of Parent Common Stock purchased upon the exercise of each Substitute Parent Stock Option shall, for so long as Parent Common Stock is not traded on an established stock exchange or national market system, be subject to a right of repurchase by Parent at their fair market value under such conditions as Parent shall deem appropriate.

            (ii) Immediately after the Effective Time, each Company Stock Option that was granted prior to January 1, 2000 with an exercise price that is less than $4.00 per share of Company Common Stock and each Company Stock Option held by a nonemployee director of the Company, whether or not then exercisable, shall be cancelled in consideration for which the holder thereof shall be entitled to receive a cash payment from the Company equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock purchasable under such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. Such amount shall be paid as soon as reasonably practicable following the Effective Time. The surrender of a Company Stock Option in exchange for the consideration contemplated hereby shall be deemed a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof.

            (iii) The Company shall take all action necessary to permit each holder of a Company Stock Option with an exercise price that is equal to or in excess of $4.00 per share of Company Common Stock to elect in writing at such holder's option, not later than the acceptance of shares for payment in the Offer, that such option shall be cancelled immediately after the Effective Time, in consideration for which the holder thereof shall be entitled to receive (A) a cash payment from the Company equal to
      (1) the product of one-third of the number of shares subject to such option immediately prior to the Effective Time, rounded up to the nearest whole share, and $4.00, minus (2) all applicable federal, state and local Taxes required to be withheld in respect of such payment, and (B) a Substitute Parent Stock Option to purchase shares of Parent Common Stock equal in number to two-thirds of the shares subject to such Company Stock Option immediately prior to the Effective Time, rounded down to the nearest whole share, at an exercise price per share equal to the fair market value of a share of Parent Common Stock at the Effective Time. One-half of each such Substitute Parent Stock Option shall become vested and exercisable on the first anniversary of the Effective Time and the remainder of such option shall become exercisable on the second anniversary of the Effective Time, provided that the holder of such option remains employed by the Company or Parent on the date of each such anniversary. Such Substitute Parent Stock Options shall in all other respects be subject to substantially the same terms and conditions that were applicable to the related Company Stock Option immediately prior to the Effective Time; provided, however, that shares of Parent Common Stock purchased upon the exercise of each Substitute Parent Stock Option shall, for so long as Parent Common Stock is not traded on an established stock exchange or national market system, be subject to a right of repurchase by Parent at their fair market value under such conditions as Parent shall deem appropriate. The cash amounts payable pursuant to this paragraph
      (iii) shall be paid as soon as reasonably practicable following the Effective Time. The surrender of a Company Stock Option in exchange for the consideration contemplated by this paragraph (iii) shall be deemed a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof. If the holder of any Company Stock Option eligible to be treated as provided in this paragraph (iii) shall not elect to have such Company Stock Option treated as provided in this paragraph (iii), then such Company Stock Option shall be treated as provided in paragraph (ii) above.

            (iv) Notwithstanding the foregoing, the Company Stock Options described in Section 6.5 of the Company Letter shall be treated as described therein.

         Section 6.6 Warrants. Each Warrant issued and outstanding immediately prior to the Effective Time (other than Warrants that are subject to performance criteria for vesting and are not vested pursuant to their terms) shall, by virtue of the Merger, no longer be exercisable into the right to receive shares of Company Common Stock, but shall after the Effective Time represent the right to receive an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Warrant and (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock applicable to such Warrant minus (B) all applicable federal and local taxes required to be withheld in respect of such payment, without interest.

         Section 6.7 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, any other pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

              (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

              (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

       Section 6.8 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

       Section 6.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or the Stockholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

       Section 6.10 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are entitled to indemnification and advancement of expenses as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter or the Company's Amended and Restated By-Laws for acts or omissions occurring at or prior to the Effective Time.

              (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

              (c) The provisions of this Section 6.10 are intended to be for the benefit of, and may be enforced by, each person entitled to indemnification pursuant to this Section 6.10.

       Section 6.11 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       Section 6.12 Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state or local Taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Offer and the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.12 in the preparation of any return with respect to the Gains Taxes.

       Section 6.13 Investment Agreement. Parent agrees that the Company shall be an express third party beneficiary of the Investment Agreement dated as of July 16, 2000 between Parent, Tribune Company and Knightridder.com, Inc. for purposes of enforcing its rights against Parent pursuant to this Agreement.

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

       Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Company Charter.

         (b) HSR Act Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if Sub shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

         (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

       Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

         (a) by mutual written consent of Parent and the Company (acting through the Independent Committee);

         (b) by either Parent or the Company (acting through the Independent Committee):

                  (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to October 2, 2000, provided that if on such date each of the Offer Conditions other than the HSR Condition (as defined in Exhibit B) has been fulfilled or is capable of being fulfilled, then such date shall be extended to December 29, 2000; provided, however, that the right to terminate this Agreement pursuant to this
          Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or
     (f) of Exhibit B (without giving effect to the words "is continuing" in the first paragraph of Exhibit B) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (d) of Exhibit B;

          (e) by the Company (acting through the Independent Committee) if the Independent Committee reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Independent Committee determines, in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would constitute a breach of the Board of Directors of the Company's fiduciary duties under applicable law, provided that the Company has complied with all provisions of Section 5.2, including the notice provisions therein, and that it has complied with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Independent Committee;

          (f) by the Company (acting through the Independent Committee), if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or
     (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company (acting through the Independent Committee), if the Offer has not been timely commenced in accordance with Section 1.1.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

       Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement, the breach of any covenant contained in this Agreement or for fraud.

       Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Parent and Sub, and by the Independent Committee, in the case of the Company at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       Section 8.4 Waiver. At any time prior to the Effective Time, subject to
Section 6.3, the parties hereto (with respect to the Company, acting through the Independent Committee) may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

       Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

       Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Sub, to:

                      Career Holdings, Inc.
                      435 North Michigan Avenue
                      Chicago, Illinois  60611
                      Attention:  David Hiller
                      Facsimile:  312-222-3334

                      with copies to:

                      Sidley & Austin
                      Bank One Plaza
                      10 South Dearborn Street
                      Chicago, Illinois  60603
                      Attention:  Larry A. Barden
                      Facsimile:  312-853-7036

                      and

                      Orrick, Herrington & Sutcliffe LLP
                      One Federal Reserve Bank Building
                      400 Sansome Street
                      San Francisco, California  94111-3143
                      Attention:  Peter Lillevand
                      Facsimile:  415-773-5759

               (b)    if to the Company, to:

                      CareerBuilder, Inc.
                      10790 Parkridge Boulevard
                      Suite 200
                      Reston, Virginia  20191
                      Attention:  Robert J. McGovern
                      Facsimile:  703-259-5510

                      with a copy to:

                      Hale and Dorr LLP
                      1455 Pennsylvania Avenue, N.W.
                      Washington, D.C.  20004-1008
                      Attention:  Donald L. Toker
                      Facsimile:  202-942-8484

       Section 9.3 Interpretation; Certain Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

         (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

         "Initial Expiration Date" means 12:00 Midnight, New York City time, on the date that is 20 business days (as defined in Rule 14d-1 under the Exchange
Act) from and including the date of commencement of the Offer.

         "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

         "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, results of operations, or condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company, or Parent and its Subsidiaries, taken as a whole, as the case may be.

         "Real Estate" means, with respect to the Company, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

         "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

         "Superior Proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms which the Independent Committee determines in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

              "Takeover Proposal" means any proposal for (i) a merger or other business combination involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more (provided that, for purposes of Section 6.4(b)(iii) hereof, such percentage shall be 40% or more) of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets (provided that for purposes of Section 6.4(b)(iii) hereof, such portion shall be 40% or more of such assets) of the Company, other than the transactions contemplated by this Agreement.

              "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

              "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

              "Termination Fee" means $9,000,000, less the aggregate amount of Expenses paid to Parent pursuant to this Agreement.

         Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 6.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.7 Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

         Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                   CAREER HOLDINGS, INC.

                                   By:  /s/ DAVID HILLER
                                       --------------------------------
                                   Name:
                                        -------------------------------
                                   Title:
                                         ------------------------------

                                   CB ACQUISITION CORP.

                                   By:  /s/ DAVID HILLER
                                       --------------------------------
                                   Name:
                                        -------------------------------
                                   Title:
                                         ------------------------------

                                   CAREERBUILDER, INC.

                                   By:   /s/ JAMES A. THOLEN
                                        -------------------------------
                                   Name:     James A. Tholen
                                        -------------------------------
                                   Title:    SVP & CFO
                                        -------------------------------

                                                                       EXHIBIT B

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer) ("Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement) and is continuing:

                  (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company.

                  (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) there shall have occurred any Material Adverse Change with respect to the Company;

                  (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

                  (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company;

                  (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement which continues for more than five business days after the giving of written notice to the Company;

                  (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares;

                  (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this

         Agreement through the date of termination or expiration, a decline of at least 50% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

                  (i) this Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions set forth as (a) - (i) are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit B is a part.